Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information, each dated February 1, 2023, and each included in this Post-Effective Amendment No. 111 to the Registration Statement (Form N-1A, File No. 002-91577) of Deutsche DWS Income Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated November 21, 2022, with respect to the financial statements and financial highlights of DWS GNMA Fund, DWS High Income Fund, and DWS Short Duration Fund (three of the funds constituting Deutsche DWS Income Trust) and our report dated December 20, 2022, with respect to the financial statements and financial highlights of DWS Global High Income Fund (one of the funds constituting Deutsche DWS Income Trust), which are included in the Annual Reports to Shareholders (Forms N-CSR) for the years ended September 30, 2022 and October 31, 2022, respectively, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 25, 2023